Filed Pursuant to Rule 424(b)(3)

Registration No. 333-289940

Prospectus Supplement No. 8

(To Prospectus dated September 10, 2025)

BridgeBio Oncology Therapeutics, Inc.

63,054,549 Shares of Common Stock by the Selling Securityholders

This prospectus supplement no. 8 (this “Prospectus Supplement”) amends and supplements the prospectus dated September 10, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-289940), as amended by the Post-Effective Amendment No. 1 thereto (Registration Statement No. 333-289940). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on June 22, 2026 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock, par value $0.0001 per share (“Common Stock”) is listed on Nasdaq Global Market (“Nasdaq”) under the symbol “BBOT”. On June 18, 2026, the closing price of our Common Stock as reported on Nasdaq was $7.56 per share.

We are an “emerging growth company” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 22, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2026

BridgeBio Oncology Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41955	39-3690783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

256 E. Grand Avenue, Suite 104

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 405-4770

(Telephone number, including area code, of agent for service)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BBOT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2026, Michelle Doig notified BridgeBio Oncology Therapeutics, Inc. (the “Company”), of her resignation as a member of the Board of Directors of the Company (the “Board”) upon the completion of her term as a Class I director, effective as of June 16, 2026, the date of the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Ms. Doig’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The proposals set forth below were submitted to the stockholders at the Annual Meeting held on June 16, 2026, with each such proposal described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2026 (the “Proxy Statement”).

The number of shares of common stock entitled to vote at the Annual Meeting was 80,112,725. The number of shares of common stock present or represented by valid proxy at the Annual Meeting was 48,344,441. The number of votes cast for and against and the number of abstentions, broker non-votes and no votes with respect to each proposal voted upon are set forth below.

Proposal 1 - Election of Directors.

The Company’s stockholders elected the two (2) director nominees below to the Company’s Board of Directors as Class I directors to hold office until the 2029 Annual Meeting of Stockholders of the Company or until their successors are duly elected and qualified.

Director Nominee	Votes For	Votes Withheld
Peter Lebowitz, M.D., Ph.D.	31,822,504	3,372
Frank P. McCormick, Ph.D., F.R.S., D. Sc.	25,654,119	6,171,757

There were 2,713,439 broker non-votes and 13,805,126 no votes regarding this proposal.

Proposal 2 - Ratification of Appointment of Independent Registered Accounting Firm.

The Company’s stockholders ratified the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026.

Votes For	Votes Against	Abstentions
34,535,875	3,440	0

There were zero broker non-votes and 13,805,126 no votes regarding this proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIDGEBIO ONCOLOGY THERAPEUTICS, INC.

Date: June 22, 2026	By:	/s/ Pedro J. Beltran, Ph.D.
Name: Pedro J. Beltran, Ph.D. Title: Chief Executive Officer